Exhibit 10.2

NetScout Systems, Inc.
Summary of Non-Employee Director Compensation

Non-employee directors are compensated $60,000 annually for their services and do not receive any additional compensation for any regular Board meeting attended. The lead non-employee director receives an additional annual retainer of $35,000. Non-employee directors will receive $15,000 annually for serving on the Audit Committee, $10,000 annually for serving on the Compensation Committee, $6,000 annually for serving on the Nominating and Corporate Governance Committee, and $6,000 annually for serving on the Finance Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $15,000 for the Audit Committee, $10,000 for the Compensation Committee, $6,000 for the Nominating and Corporate Governance Committee, and $6,000 for the Finance Committee. The cash component of their compensation is paid quarterly. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.

Non-employee directors are each granted an annual equity-based award in the form of restricted stock units. Effective September 12, 2018, the amount of the annual equity-based award is 7,000 restricted stock units. These restricted stock units vest 100% on the one year anniversary of the grant date provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors.